Exhibit 10.30

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

MASTER PROCESS DEVELOPMENT

AND SUPPLY AGREEMENT

This Master Process Development and Supply Agreement (“Agreement”) by and between CELLSCRIPT, LLC (“CELLSCRIPT”), a Wisconsin limited liability company located at 726 Post Road, Madison, Wisconsin 53713, and Argos Therapeutics, Inc. (“Argos”), a Delaware corporation with a place of business located at 4233 Technology Drive, Durham, North Carolina 27704. CELLSCRIPT and Argos are also hereinafter each referred to as a “Party” or collectively referred to as the “Parties”.

WHEREAS, Argos is a biopharmaceutical company focused on the discovery, development and commercialization of autologous vaccine products for human immunotherapeutic use, and has formulations and/or know-how related to such products; and

WHEREAS, CELLSCRIPT has expertise in the production, analysis and use of mRNA and has a manufacturing facility suitable for Production of the Argos Product (as “Argos Product” is defined in Section 1.4) and/or CELLSCRIPT’s Kits (as “Kits” are defined in Section 1.20), using cGMP processes; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement:

I. In accordance with the Project Work Agreement (PWA) between the Parties

(as “Project Work Agreement” or “PWA” are defined in Section 1.26),

Argos wishes CELLSCRIPT to:

(A)	Develop cGMP processes for Production of the Argos Product, and GMP processes for Production of the following materials:

(i)	pARG CD40L [**] E. coli CS10 Master Cell Bank;

(ii)	pARG CD40L [**] Plasmid;

(iii)	Linearized pARG CD40L [**] Plasmid; and

(iv)	Uncapped CD40L MET1 [**] RNA;

wherein (i) to (iv) are collectively the “Critical Starting Materials for the Argos Product”;

(B)	Produce the Critical Starting Materials for the Argos Product and the Argos Product using said cGMP processes developed pursuant to Section I.(A);

(C)	Provide to Argos sufficient quantities of pARG CD40L [**] Plasmid Produced by CELLSCRIPT in order to enable Argos to perform comparability studies to qualify use of said CELLSCRIPT-Produced plasmid for Argos’ manufacturing of the Argos Product until such time as Argos has performed comparability studies of Argos Product Produced by CELLSCRIPT to qualify Argos’ use of said CELLSCRIPT-Produced Argos Product for Argos’ manufacturing of Argos’ Arcelis® autologous vaccines, it being understood that CELLSCRIPT will provide reasonable quantities of said CELLSCRIPT-Produced plasmid to Argos at no cost through [**] solely for Argos’ use in the comparability and qualification studies, and thereafter, the Parties will negotiate a price for said CELLSCRIPT-Produced plasmid if Argos wishes to purchase said plasmid for Argos’ manufacturing of the Argos Product;

(D)	Sell Argos Product Produced by CELLSCRIPT to Argos for use as a Critical Raw Material in Argos’ manufacturing of Argos’ Arcelis® autologous vaccines; and

(E)	Sell CELLSCRIPT’s Kits to Argos for use by Argos for manufacturing amplified mRNA for Argos’ Arcelis® autologous vaccines or for manufacturing the Argos Product until such time as Argos can purchase the Argos Product made using cGMP processes from CELLSCRIPT; and

II. In accordance with the Project Work Agreement (PWA) between the Parties,

CELLSCRIPT wishes to:

(A)	Develop cGMP processes for Production of Critical Starting Materials for the Argos Product and the Argos Product, in accordance with the PWA;

(B)	Produce Critical Starting Materials for the Argos Product and the Argos Product using said cGMP processes developed pursuant to Section II.(A);

(C)	Provide to Argos sufficient quantities of pARG CD40L [**] Plasmid Produced by CELLSCRIPT in order to enable Argos to perform comparability studies to qualify use of said CELLSCRIPT-Produced plasmid for Argos’ manufacturing of the Argos Product until such time as Argos has performed comparability studies of Argos Product Produced by CELLSCRIPT to qualify Argos’ use of said CELLSCRIPT-Produced Argos Product for Argos’ manufacturing of Argos’ Arcelis® autologous vaccines, it being understood that CELLSCRIPT will provide reasonable quantities of said CELLSCRIPT-Produced plasmid to Argos at no cost through [**] solely for Argos’ use for the comparability and qualification studies, and thereafter, the Parties will negotiate a price for said CELLSCRIPT-Produced plasmid if Argos wishes to purchase said plasmid for Argos’ manufacturing of the Argos Product; and

(D)	Sell Argos Product Produced by CELLSCRIPT to Argos for use as a Critical Raw Material in Argos’ manufacturing of Argos’ Arcelis® autologous vaccines; and

(E)	Sell CELLSCRIPT’s Kits to Argos for use by Argos for manufacturing amplified mRNA for Argos’ Arcelis® autologous vaccines or for manufacturing the Argos Product until such time as Argos can purchase the Argos Product made using cGMP processes from CELLSCRIPT.

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the Parties hereto agree as follows:

  DEFINITIONS.

1.1 “Affiliate” of a Party hereto means any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of another entity (or other comparable interest for an entity other than a corporation) or otherwise possesses the ability to control the management of such other entity.

1.2 “Applicable Jurisdiction” means the United States of America, European Union, Canada and Israel, and may be expanded to other jurisdictions by prior written agreement of the Parties pursuant to the terms of this Agreement.

1.3 “Argos Information and Materials” means all of Argos’ Argos Technology, Confidential Information, Inventions, Intellectual Property, Critical Starting Materials for the Argos Product, and the Argos Product that Argos provides or discloses to CELLSCRIPT pursuant to this Agreement for use in developing and making Critical Starting Materials for the Argos Product or the Argos Product, and components, copies and derivatives of any of the foregoing, all of which are Confidential Information of Argos. CD40L [**] sequences and nucleic acids, including for the Argos Product and Critical Starting Materials for the Argos Product are Argos trade secrets.

1.4 “Argos Product” means Argos’ proprietary Polyadenylated CD40L [**] RNA consisting of [**] guanosine, adenosine, uridine and cytidine [**], and includes cGMP Polyadenylated CD40L [**] RNA produced by CELLSCRIPT. CELLSCRIPT shall Produce the Argos Product in accordance with the Specifications, PWA, cGMP and this Agreement. For the avoidance of doubt, in the absence of a separate written license agreement from CELLSCRIPT, Argos Product shall not mean or include [**] RNA containing [**] or other [**], which RNA or the use of which [**] RNA [**] CELLSCRIPT.

1.5 “Argos Technology” means all proprietary technical information, know-how, data and other Intellectual Property which is owned or possessed by Argos that pertains to the Argos Product, Critical Starting Materials for the Argos Product and/or Argos’ Arcelis® technology. Argos Technology includes specifically and without limitation the information, know-how, registration data, experience, instructions, standards, methods, test and trial results, Argos’ SOPs, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, analytical methods, validation reports of analytical methods and all other relevant information that is not publicly known relating to the Argos Product, Critical Starting Materials for the Argos Product and/or Argos’ Arcelis® technology that is disclosed, supplied and/or transferred by Argos to CELLSCRIPT to facilitate the Production of the Argos Product by CELLSCRIPT pursuant to this Agreement.

1.6 “Batch” means a specific quantity of Argos Product comprising an amount or amounts or a number of units mutually agreed upon between Argos and CELLSCRIPT, and that (a) is intended to have uniform character and quality, within specified limits, and (b) is Produced according to a single Master Batch Record during a single cycle of manufacture.

1.7 “CELLSCRIPT Information and Materials” means all of CELLSCRIPT’s CELLSCRIPT Technology, Confidential Information, Inventions, Intellectual Property and Kits and components, copies, derivatives or improvements made by CELLSCRIPT of any of the foregoing, all of which are Confidential Information and trade secrets of CELLSCRIPT.

1.8 “SOPs” means CELLSCRIPT’s or Argos’ Standard Operating Procedures, and any other standard operating procedures jointly agreed upon in writing by the Parties. CELLSCRIPT shall customize CELLSCRIPT’s or Argos’ SOPs on a product-specific basis, as necessary, for Production of the Argos Product. Argos will review each Argos Product-specific SOP and Master Batch Record prior to Production of the Argos Product, and will review any subsequent revisions to these SOPs prior to use in Production of the Argos Product.

1.9 “CELLSCRIPT Technology” means all proprietary technical information, know-how and other Intellectual Property which is owned or possessed by CELLSCRIPT that pertains to CELLSCRIPT’s Kits or RNA (e.g., mRNA) made using CELLSCRIPT’s Kits, including but not limited to synthesis of uncapped RNA, capped RNA and/or polyadenylated RNA, methods for controlling, increasing or modifying capping efficiency, synthesis and uses of RNA comprising [**] in the in vitro-transcription product or incorporated as the cap nucleotide using a capping enzyme, the assay or analysis of the percent of RNA capped or the identity or % of RNA with a particular cap structure (e.g., cap0 versus cap1), methods for controlling lengths of poly(A) tail and for assaying or analyzing poly(A) tail lengths, methods for unbiased amplification of mRNA, methods for improving delivery (e.g., transfection) of mRNA and/or expression of mRNA in mammalian cells, methods for reducing innate immunogenicity of in vitro-synthesized RNA, and methods or processes for in vitro transcription, isolation, purification or storage of RNA. CELLSCRIPT Technology explicitly and without limitation includes the information, experience, test results, know-how, instructions, standards, methods, CELLSCRIPT’s SOPs, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, analytical methods, cGMP processes pertaining to production, QC and QA of enzymes and Kits, validation reports of analytical methods and all other relevant information that is not publicly known relating to any of CELLSCRIPT’s Kits or components or products thereof other than the Argos Product that are supplied to Argos by CELLSCRIPT according to this Agreement and used by Argos for manufacture of Arcelis® autologous vaccines.

1.10 “Certificate of Analysis” means a certificate of analysis that confirms that a Batch meets the Specifications.

1.11 “cGMP” means the regulatory requirements for current good manufacturing practices and general biologics products standards at the time of Production of the Argos Product, Critical Starting Materials for the Argos Product and CELLSCRIPT’s Kits, including the United States’ current Good Manufacturing Practices pursuant to the U.S. Federal Food, Drug, and Cosmetic Act, relevant regulations found in Title 21 of the U.S. Code of Federal Regulations, and relevant requirements and regulations of the European Union, Canada and Israel.

1.12 “Confidential Information” has the meaning set forth in Section 11.1.

1.13 “Conforming” means Kits and the Argos Product that conform to the warranties set forth in Section 13.2 of this Agreement.

1.14 “Critical Raw Material” means a material that is a component of a therapeutic biologic product or that is used to make a component of a therapeutic biologic product, which material is required in order to qualitatively and/or quantitatively achieve the intended therapeutic effect of said biologic product, but which material or the use of which material would not result in the intended therapeutic effect in the absence of one or more other materials that compose said biologic product.

1.15 “Designated Recipient” means an Affiliate, agent or contract manufacturer of Argos that, under the terms of this Agreement, has permission from Argos to purchase or obtain from CELLSCRIPT the Argos Product or Critical Starting Materials for the Argos Product or, provided that it is acceptable to CELLSCRIPT, CELLSCRIPT’s Kits, for the manufacture of Argos’ Arcelis autologous vaccines. Argos shall identify each Argos Designated Recipient in writing to CELLSCRIPT prior to CELLSCRIPT’s shipment of Argos Product, Critical Starting Materials for the Argos Product or, provided that it is acceptable to CELLSCRIPT, CELLSCRIPT Kits, to such Designated Recipient. The term “Designated Recipient” excludes Argos commercial licensees.

1.16 “Facility” means CELLSCRIPT’s facility located at 726 Post Road, Madison, Wisconsin, and, as applicable, shall mean the specific building or plant set forth in the related PWA located at 726 Post Road, Madison, Wisconsin or such other facilities that shall be constructed or purchased and qualified for manufacturing Kits, or, to the extent agreed to in advance by Argos, for Production of the Argos Product or Critical Starting Materials for the Argos Product.

1.17 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.18 “Inventions” means any invention, innovation, improvement, development, discovery, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable, and, as the context requires, refers to Inventions which are conceived, reduced to practice, or created in the course of or resulting from this Agreement.

1.19 “Intellectual Property” means all rights, privileges and priorities provided under applicable supranational, international, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, whether registered or unregistered, and whether patentable, copyrightable or trademarkable or not, in any country, including without limitation: (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, and (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.

1.20 “Kits” means one or more products manufactured by CELLSCRIPT selected from among a RCC KIT (defined in Section 4.1), T7-FlashScribe™ kit (Product # [**]), ScriptCap™ Cap1 Capping kit (Product # [**]), ScriptCap™ mRNA 2'-O-methyl-transferase kit and an A-Plus™ Poly(A) Polymerase Tailing kit (Product # [**]), or any copies, improvements, derivatives, modifications, or combinations of any of the foregoing kits or components thereof that are made by CELLSCRIPT, it being understood that no changes shall be made to Kits for use by Argos without the prior approval of Argos and that all such approved changes shall be made in accordance with cGMP or other relevant regulatory processes.

1.21 “Labeling” means all labels and other written, printed, or graphic matter upon: (i) the Argos Product or any container, carton, or wrapper utilized with the Argos Product or (ii) any written material accompanying the Argos Product, or, as the context requires, shall mean any labeling services performed by CELLSCRIPT under this Agreement.

1.22 “Legal Requirements” means all laws, regulations, ordinances, guidance, rules,

guidelines, and standards of any governmental authority of the United States of America, Canada, the European Union or Israel which is applicable to the circumstances in which the term “Legal Requirements” is used herein, including without limitation (a) cGMP, and, as applicable, current Good Laboratory Practices (as set forth in 21 CFR Part 58), (b) the regulations and regulatory guidance promulgated by the FDA, Health Canada, the European Union and Israel and applicable Regulatory Authorities in the United States of America, Canada, the European Union and Israel and (c) all laws and regulations requiring permits, licenses, filings or certifications with respect to Argos, Argos’ vaccine products, Argos’ production of Argos’ vaccine products, Argos’ facilities, CELLSCRIPT, CELLSCRIPT’s Facility, CELLSCRIPT’s Kits or the Production of the Argos Product or performance of other services pursuant to this Agreement. For clarity, the Parties agree that a foreign jurisdiction’s Legal Requirements, other than those of Canada, the European Union and Israel shall not apply for Production of the Argos Product pursuant to this Agreement or the PWA unless otherwise explicitly agreed in writing by the Parties.

1.23 “Master Batch Record” or “MBR” means the formal set of instructions for Production of a Batch of the Argos Product or Critical Starting Materials for the Argos Product. The MBR shall be developed and maintained in CELLSCRIPT’s standard format by CELLSCRIPT based on a master formula that is developed by CELLSCRIPT based on information and technical support from Argos and with approval from Argos.

1.24 “Production” or “Produce” means all steps and activities performed or to be performed by CELLSCRIPT under this Agreement to produce the Argos Product or Critical Starting Materials for the Argos Product, as set forth in the related PWA or appropriate MBR, including, as applicable, the manufacturing, formulation, filling, packaging, inspection, Labeling, testing, quality control, and release, shipping and storage of Argos Product.

1.25 “Production Process” or “Process” means the processes, methods, tests and techniques for Producing the Argos Product. The Process may be changed from time to time by agreement of the Parties and in accordance with a Quality Agreement that will be agreed upon between the Parties. CELLSCRIPT shall not change the Process except with the permission of or at the request of Argos.

1.26 “Project Work Agreement” or “PWA” means the 18 February, 2014 CELLSCRIPT Response to Argos’ Request for Proposals (RFP) as agreed upon and as modified from time to time between the Parties in writing. The PWA executed by the Parties, including all exhibits, schedules and attachments thereto and modifications thereof, shall be deemed attached to and shall be incorporated by this reference into this Agreement.

1.27 “Purchase Price” means the amounts to be paid by Argos as specified in this Agreement or as subsequently or separately agreed from time to time between the Parties.

1.28 “Quality Agreement” means a written quality agreement between CELLSCRIPT and Argos that defines the quality roles and responsibilities of each Party in connection with Production of the Argos Product, Critical Starting Materials for the Argos Product and Kits, and which refers to this Agreement. The Quality Agreement, once executed between the Parties, shall be incorporated into this Agreement by this reference.

1.29 “Regulatory Authority” means any agency or authority responsible for regulation of the Argos Product or Argos’ vaccine products in the United States, Canada, the European Union or Israel and those countries where Argos has or will conduct clinical trials of Argos’ vaccine products for which one or more Kits or the Argos Product is used in its manufacture. For clarity, the Parties agree that a foreign jurisdiction’s Regulatory Authority other than agencies or authorities of Canada, the European Union and Israel shall not be applicable to Production of the Argos Product pursuant to this Agreement and the related PWA unless explicitly agreed in writing by the Parties.

1.30 “Released Executed Master Batch Record” means the completed batch record executed by CELLSCRIPT and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of the Argos Product.

1.31 “Services” means the services specified in the 18 February, 2014 CELLSCRIPT Response to Argos’ Request for Proposals (RFP) that have been or will be performed by CELLSCRIPT in order to develop cGMP processes for Production, QC and QA of the Argos Product and Critical Starting Materials for the Argos Product pursuant to the PWA and this Agreement.

1.32 “Specifications” means the applicable specifications for the Argos Product and Critical Starting Materials for the Argos Product as set forth in the PWA, the applicable MBR or a Certificate of Analysis, as the context requires.

1.33 “Supplied Products” means the Argos Product and Kits.

1.34 “Term” has the meaning provided in Section 5.1.

1.35 “Third Party” or “Third Parties” means any person(s) or entity(ies) other than CELLSCRIPT or Argos.

  DEVELOPMENT OF cGMP PROCESSES FOR PRODUCTION OF THE ARGOS PRODUCT

2.1            Development of cGMP Processes: CELLSCRIPT shall perform the Services set forth in the PWA in accordance with this Agreement and the PWA, as agreed between the Parties. In the event of conflict between this Agreement and the PWA, the provisions of this Agreement shall control, unless the PWA states an express intent to control or supersede this Agreement.

2.2            Documentation: The Master Batch Record for Production of the Argos Product, including for Production of the Critical Starting Materials for the Argos Product shall be reviewed and approved in writing by CELLSCRIPT and by Argos prior to commencement of Production. Any material change to an approved Master Batch Record will be reviewed and approved in writing by CELLSCRIPT and by Argos prior to said change being implemented. CELLSCRIPT has and shall provide Argos documentation that is needed to support Argos’ phase III clinical trial for treatment of renal cell carcinoma (RCC) and its application for FDA approval of its Arcelis® patient-specific autologous vaccine for treatment of RCC during the Term of this Agreement and the PWA. Documents produced in the performance of the Services that are necessary or useful for the production or storage of the Argos Product and Critical Starting Materials for the Argos Product will be owned by Argos. CELLSCRIPT shall have the right to use the same or similar processes, assays or documents (including SOPs, master batch records and the like) for production, storage, QC or QA of any and all other materials (including master cell banks, plasmids, linearized plasmids, and uncapped, capped, or polyadenylated RNA or mRNA) other than the Critical Starting Materials for the Argos Product and the Argos Product, and all said documents that pertain to said other materials (i.e., that are not the Argos Product or Critical Starting Materials for the Argos Product) will be owned by CELLSCRIPT.

2.3               Payments for Services: The Parties agree that Argos shall pay to CELLSCRIPT a total of Four Million and Six Hundred Thousand U.S. Dollars ($4,600,000) for Services pursuant to the PWA and Sections I.(A), I.(B) and I.(C) of this Agreement, which amount will be payable as follows:

(a)	Upon the full execution of this agreement, Argos will pay to CELLSCRIPT Two Million U.S. Dollars ($2,000,000) in Argos stock;

(b)	[**] business days after CELLSCRIPT’s [**], Argos will pay to CELLSCRIPT [**] U.S. Dollars ($[**]) in Argos stock or cash, or a combination of the two at Argos option, it being understood that Argos shall notify CELLSCRIPT of its [**] within [**] of its receipt of the [**];

(c)	[**] business days after CELLSCRIPT’s [**], Argos will pay to CELLSCRIPT [**] U.S. Dollars ($[**]) in Argos stock or cash or a combination of the two, at Argos option, it being understood that Argos will [**]; and

(d)	For payments made in stock under sections 2.3(a), (b) and (c), the following shall apply:

(i)	The share price will be the volume weighted average closing price of ARGS common stock for the fifteen trading day period ending the day before such payment date;

(ii)	Prior to issuance of each block of shares, CELLSCRIPT shall provide Argos with a signed copy of the Representations and Warranties set forth as Exhibit A.

(iii)	There will be a lock-up period of One Hundred Eighty (180) days from the date of delivery of each block of shares. Upon the end of such lock-up period and Argos’ receipt of CELLSCRIPT’s current signed copy of the Representations and Warranties as set forth in Exhibit A, Argos shall direct its counsel to deliver an opinion to Argos’ transfer agent to remove the restrictive legend on the applicable shares; and

(iv)	No more than One Hundred Thousand (100,000) shares may be sold per month until eighteen (18) months after the last issuance of share under this Section 2.3.

  PRODUCTION AND SUPPLY OF THE ARGOS PRODUCT.

3.1 Exclusivity to CELLSCRIPT for Production and Supply of the Argos Product: During the Term, and provided that CELLSCRIPT is able to meet Argos’ requirements on a timely basis, Argos and CELLSCRIPT agree that CELLSCRIPT shall be the sole and exclusive manufacturer and supplier to Argos of the Argos Product. Nothing herein shall restrict Argos from qualifying one or more Third Parties to supply the Argos Product. Upon Argos’ request, CELLSCRIPT shall provide samples of Critical Starting Materials for the Argos Product and the Argos Product to Argos or said Third Parties, together with methods and documents necessary or useful for the Production of the Argos Product for the sole purpose of qualifying said Third Parties. The prices for providing samples of Critical Starting Materials for the Argos Product shall be negotiated between the Parties based on quantity, timing and other factors and prices for samples of the Argos Product shall be as agreed in Section 3.8 of this Agreement. If and when CELLSCRIPT is unable to meet Argos’ requirements for Production and Supply of the Argos Product on a timely basis, Argos shall have the right to purchase the Argos Product from such qualified Third Parties.

3.2 Documentation for the Argos Product and pARG CD40L [**] Plasmid: Each Batch of the Argos Product and pARG CD40L [**] Plasmid shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Argos Product and pARG CD40L [**] Plasmid shall be assigned a unique Batch number. Any deviation from the Production Process specified in the Master Batch Record must be documented in the copy of the Master Batch Record for that Batch. Upon written authorized request from Argos, CELLSCRIPT will provide Argos with the Released Master Batch Record and any other Production documentation required under this Agreement, the PWA or any Quality Agreement that is agreed to between the Parties in a form reasonably suitable for Argos’ submission to the FDA or other Regulatory Authorities.

3.3 Delays in Production: If CELLSCRIPT is unable to, or believes it is likely that it will be unable to, fulfill any particular Production commitment on the applicable date set forth in the timeline for the PWA, including without limitation as a result of a force majeure event, then, without limiting any other remedies available to Argos, CELLSCRIPT will immediately notify Argos in writing as to the reason for the delay, and provide an indication of the likely duration of the delay, and use commercially reasonable efforts to continue Production, recover lost time and support all timelines and deadlines as established in the PWA or as subsequently agreed by the Parties.

3.4 Vendor and Supplier Audit and Certification; Subcontractors:

3.4.1 As will be set forth in more detail in a Quality Agreement that will be agreed upon between the Parties, (a) Argos will qualify and audit vendors and suppliers of Argos, and (b) CELLSCRIPT will qualify and audit vendors and suppliers of CELLSCRIPT, each of whom must be approved by CELLSCRIPT, and upon reasonable written request from Argos, may be subject to approval by Argos.

3.4.2 CELLSCRIPT shall not subcontract or delegate its obligation to perform any portion of the Services or Production, without, in each case, the prior written approval of Argos and, if applicable, the relevant Regulatory Authorities. CELLSCRIPT shall qualify and audit subcontractors in accordance with a Quality Agreement between the Parties. CELLSCRIPT shall cause its subcontractors to comply with, and to be bound by provisions which are comparable to, the applicable terms of this Agreement, the PWA, and a Quality Agreement, including without limitation the audit, confidentiality and non-use, inventions and intellectual property, and quality control provisions. CELLSCRIPT will be liable for and fully responsible to Argos for any portion of the Services or Production performed by any subcontractor or consultant to the same extent as if such portion of the Services or Production was performed directly by CELLSCRIPT.

3.5 Delivery Terms: CELLSCRIPT shall ship all Argos Product to Argos or, at Argos’ instructions, to Argos’ Designated Recipient, at the expense of Argos or Argos’ Designated Recipient. Unless otherwise agreed between the Parties, all shipments shall be shipped DDU (Incoterms 2010) destination and shipped by a common carrier designated by Argos or Argos’ Designated Recipient, at Argos’ or Argos’ Designated Recipient’s expense. Risk of loss shall be and remain with CELLSCRIPT until CELLSCRIPT delivers the Argos Product to the destination designated by Argos. Alternatively, Argos’ Designated Recipients may assume responsibility for shipments by specifying packages to be shipped EXW (ex-works under Incoterms 2010). Argos or Argos’ Designated Recipient shall procure, at its cost and discretion, insurance covering damage or loss of the Argos Product during shipping. All shipping instructions of Argos shall be accom-panied by the name, address and telephone number of the recipient and the shipping date.

3.6 Exporter of Record: Unless otherwise agreed in writing between the Parties, CELLSCRIPT shall be the exporter of record for the Argos Product shipped out of the United States. Argos or Argos’ Designated Recipient will obtain and will provide to CELLSCRIPT all information and documents needed from Argos or its Designated Recipient in order for CELLSCRIPT to be able to export the Argos Product or any Critical Starting Material for the Argos Product from the United States to Argos or any Designated Recipient of Argos that is located at any address outside of the United States. CELLSCRIPT warrants that all shipments of the Argos Product exported from the United States, including to a Designated Recipient, will be in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations of the country or region (e.g., the European Union) into which it is exported. CELLSCRIPT shall be responsible for arranging shipment and any required documents based on instructions provided by Argos or Argos’ Designated Recipient, and Argos or Argos’ Designated Recipient will be responsible for paying for the cost of any licenses, clearances or other governmental authorization(s) necessary for the specific exportation of the Argos Product or any Critical Starting Material for the Argos Product from the United States, for the importation of any Critical Starting Material for the Argos Product or the Argos Product into any country or region of import, and for any and all import duties, sales taxes, value added taxes or any other taxes or fees of any kind due and payable to any governmental or other authority in or of any country or region of import, purchase, sale or use.

3.7 Supply of Information and Materials by Argos; Material Safety Data Sheets:

3.7.1 As applicable, Argos will timely provide to CELLSCRIPT sufficient Argos Information and Materials as required by CELLSCRIPT for the Production of Argos Product, in accordance with the PWA. CELLSCRIPT will timely procure all materials required for the Production of Argos Product. CELLSCRIPT shall maintain, store and perform testing and evaluation of all raw materials, including Argos Information and Materials supplied by Argos, as required by the applicable cGMP standards, SOPs and Specifications and in accordance with a Quality Agreement. Argos is the sole and exclusive owner of all Argos Information and Materials. CELLSCRIPT shall use all Argos Information and Materials solely to perform its obligations under this Agreement, the related PWAs and the Quality Agreement and for no other purpose. CELLSCRIPT shall bear the risk of loss of Argos Materials while in its custody.

3.7.2 Argos warrants that it is not aware of any toxicity or health risks that require special precautions for producing the Argos Product. Upon request, Argos shall provide CELLSCRIPT a material safety data sheet (“MSDS”) for Materials supplied by Argos and for the Argos Product and CELLSCRIPT shall materially conform to established safety practices and procedures set forth therein. CELLSCRIPT shall store and handle the Argos Product and all Materials supplied by Argos in accordance with and as required by, as applicable, the MSDS, the MBR and all applicable Legal Requirements. CELLSCRIPT is under no obligation to produce products which are classified as highly hazardous, or that require special permits or a high level of containment. CELLSCRIPT will notify Argos immediately upon learning of any unusual or unexpected health or environmental occurrence relating to the Argos Product. CELLSCRIPT agrees to advise Argos immediately of any safety or toxicity problems of which it becomes aware regarding the Argos Product.

3.8 Payments for the Argos Product: The Parties agree that Argos will pay to CELLSCRIPT a price of [**] U.S. dollars ($[**]) per milligram of the Argos Product during the Term of this Agreement. Upon shipment of the Argos Product, CELLSCRIPT shall invoice Argos for and Argos shall pay CELLSCRIPT all amounts owed for orders of the Argos Product placed after the Effective Date and, unless otherwise agreed in writing, Argos shall pay all invoices for purchases of the Argos Product within [**] days of the date of the invoice. Past due amounts shall bear interest at the rate of [**]% per year on the outstanding balance, compounded annually, subject to the right of Argos to dispute in good faith any such amount based on quantity or other errors in the invoice or shipment, or Argos’ evidence pursuant to Section 3.10 that an Argos Product Produced by CELLSCRIPT does not meet the applicable Specifications for so long as Argos promptly and diligently pursues resolution of such disputes.

3.9 Default in Payment Obligations: In addition to all other remedies available to CELLSCRIPT, in the event Argos fails to timely pay amounts properly due and payable under this Agreement (subject to the foregoing right of Argos to dispute in good faith any amounts charged based on quantity or other errors in the invoice or shipment, or Argos’ evidence pursuant to Section 3.10 that an Argos Product Produced by CELLSCRIPT does not meet the applicable Specifications hereunder, which, for purposes of this Agreement, shall not be considered past due, so long as Argos promptly and diligently pursues resolution of such disputes), any amounts owed to Argos shall be automatically applied to overdue invoices and CELLSCRIPT may take other appropriate measures to assure prompt and full payment, including refusing to Produce or sell the Argos Product to Argos until Argos’ account is paid in full, placing the account on a letter of credit basis, requiring full or partial payment in advance, suspending deliveries of Argos Product until Argos provides assurance of payment performance reasonably satisfactory to CELLSCRIPT, and/or taking other reasonable means as CELLSCRIPT may determine. CELLSCRIPT shall not be required to return any Argos property or to perform any Technology Transfer pursuant to Section 5.6 of this Agreement until Argos has paid all outstanding invoices for amounts properly due and payable under this Agreement.

3.10 Returns; Complaints: Argos will notify CELLSCRIPT as soon as possible, and in any case, within [**] days after it becomes aware of: (i) any failure or defect of any Argos Product or pARG CD40L [**] Plasmid which causes it to not meet the applicable Specifications; or (ii) failure of any Argos Product or pARG CD40L [**] Plasmid to perform as expected during Argos’ manufacture of an Arcelis® patient-specific autologous vaccine. Argos will promptly provide CELLSCRIPT all requested information, data, observations, and available samples or materials that Argos has which might be useful for enabling CELLSCRIPT to evaluate and investigate the technical basis for Argos’ belief or data indicating the failure or defect, and will respond to CELLSCRIPT’s questions related thereto during its evaluation and investigation. Upon receiving such notice, CELLSCRIPT will promptly work with Argos in order to determine if it agrees with Argos that there is a problem with said Argos Product or pARG CD40L [**] Plasmid, identify and resolve the source and reason for the problem, and take appropriate corrective measures, including, if appropriate, by replacing the Argos Product or pARG CD40L [**] Plasmid. CELLSCRIPT shall maintain complaint files in accordance with cGMP. Arcelis® patient-specific autologous vaccines made by Argos using the Argos Product or pARG CD40L [**] Plasmid will be administered and managed by Argos. Argos shall have responsibility for reporting any complaints relating to the Arcelis® patient-specific autologous vaccines made by Argos by use of the Argos Product or pARG CD40L [**] Plasmid to the FDA and any other Regulatory Authorities, including without limitation, complaints relating to the Production of the Argos Product or pARG CD40L [**] Plasmid and adverse treatment experience reports. Argos shall maintain complaint files in accordance with cGMP. CELLSCRIPT shall provide Argos with a copy of any complaints received by CELLSCRIPT with respect to the Argos Product or pARG CD40L [**] Plasmid in accordance with the relevant Quality Agreement and applicable SOPs. Argos shall promptly provide CELLSCRIPT with a copy of any complaints, responses to complaints that it provides to a Regulatory Authority or a Third Party or data Argos obtains or generates pertaining to or in response to complaints concerning the Argos Product or pARG CD40L [**] Plasmid that is Produced by CELLSCRIPT. CELLSCRIPT shall promptly respond to requests from Argos for information in CELLSCRIPT’s possession that is reasonably useful or necessary for Argos to respond to such complaints. CELLSCRIPT will have the right to contest to Argos about any complaint or recall that Argos attributes to pARG CD40L [**] Plasmid or Argos Product Produced by CELLSCRIPT. Additional procedures for complaint reporting and responses will be as set forth in a Quality Agreement.

  SUPPLY OF CELLSCRIPT’S KIT PRODUCTS TO ARGOS

4.1 Supply of CELLSCRIPT’S Kits: During the Term of this Agreement, and provided that CELLSCRIPT can meet Argos’ requirements in a timely fashion, the Parties agree that CELLSCRIPT shall be Argos’ sole and exclusive supplier of enzymes and kits comprising enzymes for in vitro transcription, capping and/or polyadenylation of RNA. CELLSCRIPT agrees to sell and Argos agrees to buy the following CELLSCRIPT’s Kits as needed:

(a)	a “RCC Kit” for making tumor-specific mRNA from one RCC patient. Each “RCC Kit” consists of the combination of one T7 FlashScribe™ Kit (Product # [**]) plus one ScriptCap™ Cap1 Capping Kit (Product # [**].

(b)	Kits for synthesis of Polyadenylated CD40L [**] RNA, including:

(1) the T7 FlashScribe™ Transcription Kit (Product # [**]); and

(2) the A-Plus™ Poly(A) Polymerase Tailing Kit (Product # [**].

The above CELLSCRIPT Kits will be needed by Argos only until such time as Argos is able to purchase Polyadenylated CD40L [**] RNA manufactured by CELLSCRIPT using a cGMP process.

Nothing herein shall restrict Argos from qualifying one or more Third Parties to supply enzymes, reagents and kits for in vitro transcription, capping and/or polyadenylation of RNA, and to purchase enzymes, reagents and kits from such Third Parties if and when CELLSCRIPT is unable to meet Argos’ requirements on a timely basis.

4.2 Documentation for CELLSCRIPT’s Kits: CELLSCRIPT will provide Argos a Certificate of Analysis or other documentation needed by Argos for the respective intended uses of the CELLSCRIPT Kits referred to in Section 4.1.

4.3	Payments for CELLSCRIPT’s Kits: The Parties agree that prices for CELLSCRIPT’S Kits that are shipped on or after March 15, 2015 and for the remainder of the Term shall be:

(a)	“RCC Kits” for making tumor-specific mRNA from one RCC patient:

[**] U.S. Dollars ($[**]) for each “RCC Kit” consisting of one T7 FlashScribe™ Kit (# [**]) plus one ScriptCap™ Cap1 Capping Kit (# [**]); if needed, individual T7 FlashScribe™ Kits (# [**]) shall be available to Argos for [**] U.S. Dollars ($[**]) and individual ScriptCap™ Cap1 Capping Kits (# [**]) shall be available to Argos for [**] U.S. Dollars ($[**]).

“RCC Kits” will also be available to Argos’ authorized licensees under separate agreements or purchase orders at a price not to exceed:

[**] U.S. dollars ($[**]) per “RCC Kit;”

or

(b)	“Polyadenylated CD40L [**] RNA Synthesis Kits” for synthesis of Polyadenylated CD40L [**] RNA:

(1)	[**] U.S. Dollars ($[**]) for each

T7 FlashScribe™ Transcription Kit

(CS Product # [**]) = Argos product # [**]; and

(2)	[**] U.S. Dollars ($[**]) for each

A-Plus™ Poly(A) Polymerase Tailing Kit (CS Product # [**]) = Argos product # [**].

CELLSCRIPT shall invoice Argos upon shipment of orders and, unless otherwise agreed between the Parties, Argos shall pay CELLSCRIPT all amounts owed for purchases of CELLSCRIPT’S Kits within [**] days of the date of the invoice. Past due amounts shall bear interest at the rate of [**]% per year on the outstanding balance, compounded annually (subject to the right of Argos to dispute in good faith any such amount based on quantity or other errors in the invoice or shipment, or Argos’ evidence pursuant to Section 4.4 that a Kit Produced by CELLSCRIPT does not meet the applicable Specifications hereunder, which, for purposes of this Agreement, shall not be considered past due as long as Argos promptly and diligently pursues resolution of such disputes).

4.4. Returns; Complaints/Recalls: Argos will notify CELLSCRIPT as soon as possible, and in any case, within [**] days after it becomes aware of: (i) any failure or defect of any CELLSCRIPT Kit or a component thereof which causes it to not meet the applicable Specifications for said CELLSCRIPT Kit; or (ii) failure of any CELLSCRIPT Kit or component thereof to perform as expected during Argos’ manufacture of an Arcelis® patient-specific autologous vaccine. Upon receiving such notice, CELLSCRIPT will promptly work with Argos in order to determine if it agrees with Argos that there is a problem with said CELLSCRIPT Kit, identify and resolve the source and reason for the problem, and take appropriate corrective measures, including, if appropriate, by replacing a CELLSCRIPT Kit. CELLSCRIPT shall maintain complaint files in accordance with cGMP. Argos shall promptly provide CELLSCRIPT with a copy of any complaints concerning an Arcelis® patient-specific autologous vaccine that Argos believes to be due to a problem with a CELLSCRIPT Kit. Argos will promptly provide CELLSCRIPT all requested information, data, observations, available samples or materials that Argos has which might be useful for enabling CELLSCRIPT to evaluate and investigate the technical basis for Argos’ belief or data indicating a problem due to one of CELLSCRIPT’s Kits, and will respond to CELLSCRIPT’s questions related thereto during its evaluation and investigation. CELLSCRIPT shall promptly respond to requests from Argos for information in CELLSCRIPT’s possession that is reasonably necessary for Argos to respond to such complaints. Argos shall have responsibility for reporting, as required, any complaints or recalls relating to the Arcelis® patient-specific autologous vaccines made by Argos by use of CELLSCRIPT Kits to the FDA and any other Regulatory Authorities, including, without limitation, complaints or recalls relating to Argos Product Produced by Argos using a CELLSCRIPT Kit, and adverse treatment drug experience reports. Argos shall promptly provide CELLSCRIPT with a copy of any responses to such complaints or recalls that it provides to a Regulatory Authority or a Third Party, including data related to CELLSCRIPT Kits Argos obtains or generates pertaining to said response, provided that such complaint or recall is relevant to a Kit purchased from CELLSCRIPT. CELLSCRIPT will have the right to contest to Argos about any complaint or recall that Argos attributes to a Kit purchased from CELLSCRIPT. Additional procedures for complaint/recall reporting and responses will be as are set forth in a Quality Agreement.

5	TERM AND TERMINATION.

5.1 Term: This Agreement shall commence on the Effective Date and will continue until the earlier of December 31, 2017 or the effective date of a commercial supply agreement negotiated in good faith between the Parties, unless sooner terminated pursuant to Section 5.2 herein or extended by written agreement (the “Term”). The termination of this Agreement shall automatically and without further action by either Party terminate the PWA on the date of termination. If any other PWA is in effect between the Parties at the time of termination of this Agreement, the termination of one PWA shall not automatically affect this Agreement, except with respect to the terminated PWA.

5.2 Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:

(a) Termination for Breach: A Party may terminate this Agreement in its entirety, upon the material breach by the other Party of this Agreement, including a breach of payment terms, the PWA or a Quality Agreement, if such breach is not cured by the breaching Party within [**] days after receipt by the breaching Party of written notice of such breach, or such additional time reasonably necessary to cure such breach, not to exceed an additional [**] days, provided the breaching Party is diligently pursuing completion of such cure and such cure is reasonably anticipated within such additional [**] days.

(b) Termination for Financial Matters: This Agreement may be terminated immediately by a Party by giving the other Party written notice thereof in the event such other Party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such Party seeking (a) such other Party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such other Party’s property, or (c) similar relief in respect of such other Party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstayed, for a period of more than ninety (90) days.

5.3 Payment on Termination: In the event of termination of this Agreement or cancellation by Argos of the Production activities set forth in the relevant PWA, except for termination in the event of a material breach by CELLSCRIPT pursuant to Section 5.2(a), by Argos pursuant to Section 5.2(b) or a force majeure event affecting CELLSCRIPT pursuant to Article 9, Argos shall pay or reimburse CELLSCRIPT, to the extent not previously paid, for:

(a)	all completed Production and all amounts of the Argos Product which have been Produced by CELLSCRIPT pursuant to the PWA, Quality Agreement and Section I.(B) of this Agreement and delivered to Argos or its designee [at the Purchase Price of [**] U.S. dollars ($[**]) per milligram],

(b)	all non-returnable materials ordered, purchased or made by CELLSCRIPT for Production of the Argos Product prior to Cancellation (at the acquisition cost) which cannot be used by CELLSCRIPT within [**] months of said termination for and in its normal course of business, or, with respect to orders and purchases, cancellation costs or return fees, if cancelable or returnable,

(c) all work-in-process with respect to the Argos Product performed by CELLSCRIPT (at a reasonable rate, based on the Purchase Price for completed Production and completed Argos Product), and

(d) all completed CELLSCRIPT’s Kits and enzymes: (i) which have been delivered to Argos prior to the date of termination or cancellation and for which CELLSCRIPT has not received payment, and (ii) which have been ordered by and manufactured for Argos. Said Kits and enzymes shall be in compliance with the Specifications. Prices for CELLSCRIPT’s Kit prices shall be as stated in Section 4, and amounts owed for Kits and enzymes which have been delivered to Argos prior to the date of termination or cancellation shall be subject, if past due, to interest, compounded annually from the date of shipment of the product to Argos at a rate of [**]% per year on the outstanding balance.

If Argos gives notice of termination or cancellation of this Agreement or the PWA less than one year prior to or after scheduled initiation of Production of the Argos Product, then Argos shall pay a reasonable fee to CELLSCRIPT in addition to all previously unpaid amounts for Kits and Argos Product that have been delivered to or ordered or purchased by Argos and for Services actually performed and costs which have been incurred by CELLSCRIPT directly as a result of this Agreement or for non-returnable equipment and supplies which were intended solely for use for the cancelled Production. At Argos’ request and expense, any equipment, materials, supplies, Argos Product or Kits, etc. paid for by Argos shall be delivered to Argos or its designee.

5.4 Survival: Termination or expiration of this Agreement through any means or for any reason shall be without prejudice to any accrued obligation or the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement, subject to Section 14.1. The provisions of Sections 2.3, 3.8 and 4.3 and of Articles 5, 8 and 11 through 17 hereof shall survive expiration or termination of this Agreement, as will any definition or other provision in the Agreement which by a reasonable interpretation of its nature has validity beyond the expiration or termination of this Agreement.

5.5 Consequences of Expiration or Termination: After receiving or providing notice of cancellation or termination of this Agreement or a PWA, each respective Party shall promptly act to mitigate and cancel, to the extent commercially reasonable, all obligations that would incur expense related to the Agreement or the cancelled or terminated PWA for the other Party, as applicable; and shall not, without the other Party’s prior approval, perform any additional activities or actions, incur expenses other than those reasonably required by the cancellation or termination (e.g. orderly termination of activities, waste disposition, etc.), or enter into any other obligations with Third Parties related to this Agreement or the cancelled or terminated PWA, as applicable. Upon cancellation, termination or expiration of this Agreement or a PWA, each Party shall make no further use of the other Party’s information and materials (be that Argos Information and Materials or CELLSCRIPT Information and Materials).

Unless otherwise directed by Argos, CELLSCRIPT shall, in accordance with Argos’ instructions, either ship to Argos or its designated consignee or destroy all Materials supplied by Argos, all work-in-process and any other materials and supplies paid for by Argos, all Argos Product, all Critical Starting Materials for the Argos Product and all other Argos Information and Materials which are pertinent to this Agreement or such PWA, as applicable, subject, in each case, to Argos’ payment obligations with respect thereto. Notwithstanding the foregoing, if Argos requests and CELLSCRIPT agrees in writing, CELLSCRIPT may store (at Argos’ expense), at a storage fee to be set by CELLSCRIPT, and in accordance with the terms of the PWA or the Quality Agreement or as required by applicable Legal Requirements, as applicable, retain information, records and materials, provided that retained information, records and materials may be used for documentation purposes only and provided further that, notwithstanding anything to the contrary in this Agreement, for so long as CELLSCRIPT retains such information, records and materials and until it destroys or delivers to Argos or its designated consignee the retained information, records and materials, the obligations of non-use, non-disclosure and confidentiality set forth in the Agreement shall not expire pursuant to Section 11.6 and shall continue to apply to the retained information, records and materials.

5.6 Technology Transfer. Prior to the date of termination of this Agreement (or as soon as possible after termination under Section 5.2), CELLSCRIPT shall, at the request of Argos, transfer to Argos or to a designee of Argos the Process for Production of the Argos Product and Critical Starting Materials for the Argos Product, including all manufacturing technology and know-how related thereto (“Technology Transfer”), it being understood that CELLSCRIPT shall have no obligation to transfer any technology or know-how that is not owned by Argos (such as, but not limited to, CELLSCRIPT Information and Materials, including proprietary technology or know-how related to Kits, enzymes, RNA [**], or methods of use of any thereof).

Technology Transfer shall include at least the following activities:

(a) CELLSCRIPT shall provide all pertinent information necessary or useful to manufacture the Argos Product and Critical Starting Materials for the Argos Product and to support regulatory filings for the Argos Product and Critical Starting Materials for the Argos Product, including without limitation analytical testing methods, protocols, process descriptions, batch records, manufacturing documentation, and other process and manufacturing data and documentation, provided that said pertinent information shall not include CELLSCRIPT Information and Materials, CELLSCRIPT’s Technology, or CELLSCRIPT’s Kits, SOPs, analytical testing methods, protocols, process descriptions, batch records, manufacturing documentation, and other process and manufacturing data and documentation that are not specifically for the Argos Product or Critical Starting Materials for the Argos Product;

(b) CELLSCRIPT shall provide training sessions and reasonable assistance and cooperation at CELLSCRIPT’s site(s) of manufacture, in a manner that does not unreasonably interfere with CELLSCRIPT’s other business activities, in order to train Argos or its designee how to manufacture the Argos Product and Critical Starting Materials for the Argos Product;

(c) CELLSCRIPT shall provide Argos or its designee with reasonable access, in a manner that does not unreasonably interfere with CELLSCRIPT’s other business activities, to CELLSCRIPT’s employees with expertise in manufacturing to answer questions related to such Technology Transfer; and

(d) CELLSCRIPT will provide Argos or its designee the name and contact information of suppliers of components and raw materials for Production of the Argos Product and Critical Starting Materials for the Argos Product. Technology Transfer shall be charged at a rate that will cover all of CELLSCRIPT’s costs plus a reasonable profit that will be negotiated between the Parties. The Parties shall enter into a Technology Transfer Project Work Agreement for said Technology Transfer, which shall be negotiated in good faith by the Parties, and will be effective when executed by both Parties.

6	CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

6.1 Certificates of Analysis: CELLSCRIPT shall test, or cause to be tested by Third Parties, in accordance with the Specifications, each Batch of the Argos Product and Critical Starting Materials for the Argos Product Produced pursuant to this Agreement before delivery to Argos. Costs for tests performed by Third Parties will be billed to Argos, unless otherwise agreed in writing between the Parties. CELLSCRIPT shall deliver a Certificate of Analysis for each Batch, which shall set forth the items tested, Specifications, and test results. CELLSCRIPT shall also indicate on the final page of the Released Executed Batch Record that all Production and Quality Control records for each Batch of the Argos Product and Critical Starting Materials for the Argos Product have been reviewed and approved by the appropriate quality control unit. CELLSCRIPT shall send, or cause to be sent, such certificates to Argos prior to the shipment of the Argos Product or Critical Starting Materials for the Argos Product (unless Argos Product or Critical Starting Materials for the Argos Product is shipped under quarantine). If, under the Quality Agreement, Argos is responsible for final release testing, or if Argos otherwise deems it appropriate, Argos shall test, or cause to be tested, for final release, each Batch of the Argos Product to test for conformance to the Specifications. As required by FDA, Argos assumes full responsibility for final release of each Batch of the Argos Product.

6.2 Manufacturing Compliance: CELLSCRIPT shall advise Argos immediately if an authorized agent of any Regulatory Authority schedules or visits (or gives notice that it intends to schedule or visit) CELLSCRIPT’s Facility and makes an inquiry regarding CELLSCRIPT’s Kits or Production of the Argos Product for Argos. Argos shall be entitled to be present during any such inspection or visit, and shall be further entitled to attend any end of visit wrap-up meeting with such regulatory agent, if feasible. CELLSCRIPT shall promptly provide Argos with a copy of any report or findings of such Regulatory Authority relevant to CELLSCRIPT’s Kits or Production of the Argos Product and of CELLSCRIPT’s intended response prior thereto to enable the Parties to confer on such matter.

6.3 Reserve Samples: Each Party shall perform its respective obligations with respect to retention of reserve samples in accordance with the applicable provisions of a Quality Agreement.

6.4 Distribution Records: CELLSCRIPT shall maintain for the time periods required by applicable Legal Requirements all of its manufacturing and analytical records, shipment and distribution records and validation data relating to Kits or the Argos Product supplied hereunder, all of which shall contain all of the appropriate information as specified in cGMP.

6.5 Audits: Argos shall have the right, at mutually agreed times and during normal business hours at least [**], to audit all of CELLSCRIPT’s executed Master Batch Records for Production of the Argos Product and other documentation for Quality Control and Quality Assurance of the Argos Product, and to inspect the portions of the Facility and equipment and materials used for Production of the Argos Product, and to perform such additional follow-up audits at such other times as are reasonable to ascertain corrections following a finding of deficiency by Argos during an audit by Argos or by a Regulatory Agency. The number of persons conducting the audit for Argos shall be reasonable so as to be manageable for the participating CELLSCRIPT employees. All audited data (other than and not including Argos Information and Materials) will be treated as CELLSCRIPT Information and Materials, and Argos shall not be permitted to remove or copy such audit data without CELLSCRIPT’s prior consent provided, however, that the preceding limitation shall not be construed to limit Argos’ access to data that Argos needs to know in order for Argos to comply with Legal Requirements of a Regulatory Authority. For clarity, the Parties agree that CELLSCRIPT shall not be required to disclose to Argos Confidential Information of CELLSCRIPT that Argos does not need to know in order for Argos to comply with Legal Requirements of a Regulatory Authority, and any such Confidential Information of CELLSCRIPT that is disclosed to Argos or a designee of Argos during an audit shall not be disclosed by Argos or said designee to any Third Party, including to a contractor or other designee of Argos pursuant to Section 5.6, and any such Confidential Information of CELLSCRIPT shall not be used by Argos or any contractor or designee of Argos, without the prior explicit written permission of CELLSCRIPT.

6.6 Regulatory Compliance: CELLSCRIPT is responsible for compliance with all Legal Requirements which are applicable to the operations in which it is engaged and its obligations under this Agreement and the Quality Agreements, including, for example, the laws and regulations which apply generally to raw materials used for manufacture of biologic products or vaccines for use in human therapy. Argos shall be responsible for compliance with all Legal Requirements which are applicable to all other aspects of the use of the Critical Starting Materials for the Argos Product and Argos Product for manufacture of Arcelis® autologous vaccine products and for commercialization, sale and use of such Arcelis® autologous vaccines products, which responsibility shall include, without limitation, all contact with the Regulatory Authorities regarding the foregoing.

7	ACCEPTANCE OF THE ARGOS PRODUCT AND pARG CD40L [**] PLASMID.

7.1 Non-Conforming Argos Product and pARG CD40L [**] Plasmid: CELLSCRIPT will inform Argos promptly upon completion of QC testing and CELLSCRIPT’s release of each Batch of the Argos Product and pARG CD40L [**] Plasmid, and CELLSCRIPT will promptly forward to Argos, or Argos’ designee, copies of the Released Executed Batch Record and samples of such Batch. Within [**] days (or another designated time period agreed upon between the Parties) after receipt by Argos of such samples together with the documentation, Argos shall perform any testing it deems appropriate and review the documentation in order to determine, subject to Argos’ rights below, whether the Argos Product or pARG CD40L [**] Plasmid is Conforming.

(a) If (i) such Batch of the Argos Product or pARG CD40L [**] Plasmid is Conforming, or (ii) Argos does not notify CELLSCRIPT within the applicable [**]-day time period that such Batch of Argos Product or pARG CD40L [**] Plasmid is non-Conforming, then Argos shall be deemed to have accepted the Argos Product or pARG CD40L [**] Plasmid and waived its right to revoke acceptance; provided, however, that Argos may revoke such acceptance if a non-Conformity is later discovered, such non-Conformity is not evident by inspection of the Released Executed Batch Record, and Argos notifies CELLSCRIPT of such revocation within [**] days of discovery.

(b) Upon receipt of a notice of rejection or revocation of acceptance, CELLSCRIPT will investigate such alleged non-Conformity, and (i) if CELLSCRIPT agrees such Argos Product or pARG CD40L [**] Plasmid is non-Conforming, deliver to Argos a corrective action plan, including a timeframe for implementation thereof, or (ii) if CELLSCRIPT disagrees with Argos’ determination that the Batch of the Argos Product or pARG CD40L [**] Plasmid is non-Conforming, CELLSCRIPT shall so notify Argos with information on the basis for its disagreement.

(c) If the Parties disagree whether the Argos Product or pARG CD40L [**] Plasmid is Conforming, they will discuss what the Parties could do in order to resolve the matter internally. In the event that a solution by the Parties themselves appears to be difficult to achieve, the Parties shall submit samples of the Batch of the Argos Product or pARG CD40L [**] Plasmid to a mutually acceptable laboratory or consultant for resolution, whose determination of Conforming or non-Conforming and, if possible, the cause thereof, would be binding upon the Parties, absent manifest error. The fees of the laboratory or consultant would be paid by the Party that is in error, with each Party initially paying directly to the laboratory or consultant one-half of the fees if payment is required before completion of the work of said laboratory or consultant.

(d) For clarity, the Parties agree that deviations and investigations may or may not result in non-Conforming Argos Product or pARG CD40L [**] Plasmid, and that the occurrence of a deviation or investigation does not, in and of itself, deem the Argos Product or pARG CD40L [**] Plasmid to be non-Conforming.

7.2 Exclusive Remedies for Non-Conforming Argos Product or pARG CD40L [**] Plasmid: In the event CELLSCRIPT agrees, or the Third Party referenced in Section 7.1(c) determines, that the Batch of the Argos Product or pARG CD40L [**] Plasmid is non-Conforming as of its delivery to Argos, and Argos timely rejects or revokes the acceptance of the Batch, then CELLSCRIPT, at Argos’ option, shall either:

(i) replace such non-Conforming Argos Product or pARG CD40L [**] Plasmid with Conforming Argos Product or pARG CD40L [**] Plasmid, as applicable, within [**] days, or

(ii) upon demand, refund the Purchase Price of the non-Conforming Argos Product or pARG CD40L [**] Plasmid, as applicable.

If the Parties agree that the Argos Product or pARG CD40L [**] Plasmid is non-Conforming due in whole or in part to (a) non-conforming Materials supplied by Argos for which Argos has testing and release responsibilities, (b) other matters which are the responsibility of Argos, or (c) non-conforming Materials supplied by Argos for which CELLSCRIPT has testing and release responsibilities, where such non-conformity was a latent defect that was not discoverable, at time of delivery, by reasonable testing of the Materials and review of related documentation, then: (1) if the non-Conformity is due in whole to such matters, then Argos will not be entitled to the foregoing remedies, and (2) if the non-Conformity is due in part to such matters, then CELLSCRIPT’s financial responsibility under this Section 7.2 will be proportionately reduced based on the extent to which such matters contributed to the non-Conformity. In addition, if Argos elects the remedy under Section 7.2(i) above, the final invoice to be issued at completion of Production of said non-Conforming Batch of the Argos Product or pARG CD40L [**] Plasmid will not be issued and the amounts due thereunder will not be payable until the date at which replacement Argos Product or pARG CD40L [**] Plasmid is released and determined to be Conforming by CELLSCRIPT and Argos.

8	ARGOS PRODUCT RECALLS.

In the event Argos shall be required to recall any Arcelis® autologous vaccine product because such product violates Legal Requirements or is non-conforming, or in the event that Argos elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Argos shall be responsible for coordinating such Recall and shall promptly notify CELLSCRIPT about anything that Argos may need from CELLSCRIPT in order to investigate the reason and cause for the non-conformity (e.g., contamination of the product with a chemical contaminant, contamination of the product with a viral, bacterial or fungal contaminant, or failure of the Argos Product to meet Specifications or Legal Requirements of a Regulatory Authority) and shall promptly inform CELLSCRIPT of the effects of the Recall on CELLSCRIPT and on Argos’ needs for the Argos Product and CELLSCRIPT’s Kits, including for use to make replacements for non-Conforming Argos Product. Argos shall promptly investigate the reason and cause of product non-conformity and shall promptly notify CELLSCRIPT if Argos believes that the reason or cause for the product non-conformity is due to a non-Conforming Argos Product and shall promptly provide CELLSCRIPT information and data Argos has in its possession that shows the reason or cause of the product non-conformity to be due to a non-Conforming Argos Product. CELLSCRIPT will review and evaluate all information and data provided by Argos, as well all information and data in CELLSCRIPT’s possession pertaining to the Production and QC of the Batch of the Argos Product used by Argos for manufacture of the nonconforming product, including MBRs and QC data, and, if it believes appropriate, CELLSCRIPT shall perform further investigations relating to said Batch of the Argos Product and shall provide said information and data that CELLSCRIPT obtains pertaining thereto to Argos. The Parties shall then discuss all information and data pertaining to the product non-conformity and the reasons and causes thereof, and whether and to what extent a non-Conforming Argos Product is responsible for or contributed to the non-conformity of the vaccine product in which it was used. In the event that the Parties agree that the information and data prove that the Recall of a non-conforming vaccine product is or was required due to a Batch of Argos Product Produced by CELLSCRIPT that did not meet Specifications or Legal Requirements and was non-Conforming due to no fault of Argos prior to CELLSCRIPT’s sale and transfer of said Argos Product to Argos, CELLSCRIPT shall reimburse Argos for all costs associated with such Recall. In the event that the Parties disagree that the Argos Product used to manufacture said non-conforming vaccine product was non-Conforming or the Parties disagree about the reason or cause of the non-conformity of the vaccine product, the Parties agree to use the processes described in Article 7 of this Agreement to determine if said Argos Product is non-Conforming and the respective legal and financial responsibilities of the Parties related thereto.

9	FORCE MAJEURE; FAILURE TO SUPPLY.

9.1 Force Majeure Events: Failure of either Party to perform under this Agreement shall not be a breach of this Agreement if such failure is caused by any event beyond the reasonable control of and without the fault or negligence of the Party affected thereby, including acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any order or regulation of any government entity, provided that written notice of such event is promptly given by the affected Party to the other Party. In the case of a force majeure event, CELLSCRIPT shall use commercially reasonable efforts to be able to resume manufacturing of CELLSCRIPT’s Kits and Production of the Argos Product or, subject to Argos’ prior written consent, to arrange for the Production of the Argos Product through subcontracting or other means as appropriate, in order to provide Conforming Kits and Argos Product meeting the applicable Specifications and in substantial compliance with the relevant SOPs. CELLSCRIPT will endeavor to carry sufficient inventory in order to meet Argos’ needs for Kits and the Argos Product for sufficient time to permit CELLSCRIPT to recover from such event and CELLSCRIPT will purchase insurance in an amount that it believes will be sufficient to permit CELLSCRIPT to replace the Facility needed for manufacturing Kits and Production of the Argos Product. However, if CELLSCRIPT is unable to provide a solution that will permit CELLSCRIPT to supply Argos’ needs for Kits and the Argos Product within three (3) months of such event, whether from CELLSCRIPT’s inventories of Conforming Kits and Argos Product and/or from resumption Production of Kits and the Argos Product, Argos may terminate this Agreement upon written notice to CELLSCRIPT.

9.2 Failure to Supply: If CELLSCRIPT fails to supply all or any material portion of Kits or the Argos Product ordered by Argos, Argos may require CELLSCRIPT to supply the undelivered Kits or the Argos Product or a lesser quantity at a future date agreed upon by CELLSCRIPT and Argos. The provisions of this Section 9.2 shall be without prejudice to Argos’ other rights and remedies at law and in equity, including under Section 5.2 and remedies provided for thereunder.

10	CHANGES IN PRODUCTION.

10.1 Changes to Master Batch Records and Specifications: CELLSCRIPT agrees to inform Argos promptly upon learning of the result of any regulatory or other development for which changes to CELLSCRIPT SOPs that materially affect the Kits or Production of the Argos Product would be required or desirable. CELLSCRIPT shall notify Argos of and shall obtain written approval from Argos for any such changes to Kits or the Argos Product or Critical Starting Materials for the Argos Product, including without limitation, changes to Master Batch Records or Specifications for the Argos Product or pARG CD40L [**] Plasmid prior to the Production of subsequent Batches of the Argos Product or pARG CD40L [**] Plasmid using changed or new CELLSCRIPT SOPs.

10.2 Addressing Changes Required Due to New Regulatory Requirements: If Facility, equipment, process or system changes are required of CELLSCRIPT as a result of new requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply to the Production of the Argos Product or Critical Starting Materials for the Argos Product, then Argos and CELLSCRIPT will review such requirements and agree in writing how to address such regulatory changes.

10.3 Changes: Any change to any Specifications, any aspect of Production, or any vendor or supplier of critical raw materials for Production of the Argos Product or pARG CD40L [**] Plasmid shall be in accordance with the Quality Agreement.

11	CONFIDENTIALITY.

11.1 Confidentiality.

11.1.1 For purposes of this Agreement “Confidential Information” means all information and data disclosed or provided by or on behalf of one Party to the other Party in connection with this Agreement or the PWA, whether in oral, written, graphic or electronic form, including:

(i) with respect to Argos, all Argos Information and Materials and all information and data that was supplied to CELLSCRIPT for use by CELLSCRIPT for performance of the Services according to this Agreement and the PWA and which pertain or relate to Argos’ Technology, or Inventions or Intellectual Property of Argos, and

(ii) with respect to CELLSCRIPT, all CELLSCRIPT Information and Materials and all information and data developed in or as a result of CELLSCRIPT’s performance of this Agreement which pertain or relate to CELLSCRIPT’s Technology, CELLSCRIPT’s Kits, or Inventions or Intellectual Property of CELLSCRIPT.

Without limiting the generality of the foregoing, all Inventions and Intellectual Property of a Party shall be deemed “Confidential Information” of such Party. For clarity, the Confidential Information described in Section 11.1.1(i) above shall be deemed the “Confidential Information” of Argos, and, with respect thereto, CELLSCRIPT shall be deemed to be the Receiving Party; and the Confidential Information described in Section 11.1.1(ii) above shall be deemed the “Confidential Information” of CELLSCRIPT, and, with respect thereto, Argos shall be deemed to be the Receiving Party. For further clarity, the Parties understand and agree that Argos’ Confidential Information includes the Argos Product and Critical Starting Materials for the Argos Product and the specific information and data related thereto that were received by CELLSCRIPT from Argos, but the processes for Production, QC and QA that were developed with respect to the Argos Product and the Critical Starting Materials for the Argos Product in the performance of the Services by CELLSCRIPT were based on processes for Production, QC and QA that, either, (a) were generally known to the public prior to CELLSCRIPT’s performance of the Services, or, (b) had been developed by CELLSCRIPT and comprised Confidential Information of CELLSCRIPT prior to CELLSCRIPT’s performance of the Services, and therefore, the Parties understand and agree that they will maintain all information and data pertaining to said processes developed pursuant to this Agreement and the PWA as Confidential Information under this Agreement, but that CELLSCRIPT shall have the right to use the same or similar processes without limitation when applied to products other than the Argos Product or the Critical Starting Materials for the Argos Product.

11.1.2 Each Party (the “Receiving Party”) agrees, with respect to the Confidential Information of the other Party (the “Disclosing Party”): (a) to use such Confidential Information only for the purposes set forth in this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any Third Party without the prior written consent of the Disclosing Party; and (d) to return any Confidential Information to the Disclosing Party at the request of the Disclosing Party, except that the Receiving Party may retain the Confidential Information for the purpose of fulfilling its obligations under this Agreement and any future agreements which shall be negotiated between the Parties.

11.2 Limitations. The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent written evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, through no fault of the Receiving Party; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who did not receive such information directly or indirectly from the Disclosing Party and had no obligation not to disclose such information to others; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information as evidenced by the written records of the Receiving Party.

11.3 Authorized Disclosure. Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information, without violating its obligations under Article 11, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction, including the Securities and Exchange Commission; provided, however, that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to assist the Disclosing Party in obtaining, at the Disclosing Party’s expense, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued, and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party.

The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees or authorized representatives having a need to know in connection with such Party’s performance of its obligations under this Agreement and who are bound by obligations of confidentiality, non-disclosure and non-use consistent with and at least as stringent as those set forth herein.

Notwithstanding the foregoing, CELLSCRIPT shall be permitted to disclose Argos Product information to Third Party developmental and analytical service providers who are permitted subcontractors hereunder and who have a need to know such information in connection with performance of its obligations hereunder, provided such providers shall be subject to and bound by obligations of confidentiality, non-disclosure and non-use consistent with and at least as stringent as those set forth herein.

No provision of this Agreement shall be construed so as to preclude the use or disclosure of Confidential Information as may be reasonably necessary for Argos to secure any regulatory or governmental approvals or licenses with respect to Argos’ Arcelis® autologous vaccines, or of either Party to obtain patents related to its Inventions and Intellectual Property, or to limit either Party’s ownership of, or ability to use its Technology, Inventions or Intellectual Property.

11.4 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 11 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

11.5 Public Announcements. The Parties acknowledge that it is their intention not to issue a press release. All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both Parties (which approval shall not be unreasonably withheld); provided, however, that either Party may (a) disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such disclosures, the Party proposing to make such disclosure notifies the other Party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure, and (b) disclose the terms of this Agreement to such Party’s investors, professional advisors or potential investors, acquirers, or merger candidates, on a need to know basis, who are bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth herein. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

11.6 Duration of Confidentiality: All obligations of confidentiality, non-disclosure and non-use imposed upon the Parties under this Agreement shall expire [**] years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a Party shall be kept confidential indefinitely and shall remain subject to the confidentiality, non-disclosure and non-use provisions of this Article 11 indefinitely, subject to the limitations set forth in Sections 11.2 and 11.3.

12	INVENTIONS.

12.1 Existing Intellectual Property; Argos Technology Inventions and CELLSCRIPT Technology Inventions:

(a) Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its Intellectual Property, including, without limitation, patents, patent applications, licenses, trademarks, copyrights and trade secrets, that exist on the Effective Date of this Agreement, without conferring any interests or licenses therein on the other Party and irrespective of whether or not such Intellectual Property would apply to or could be used for or with the Argos Information and Materials or the CELLSCRIPT Information and Materials.

(b)                Subject to and without limiting the generality of Section 12.1(a) and the definitions in this Agreement, Argos shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations relating to ownership of the tangible and/or intangible attributes of the Argos Technology, the Argos Product, the Critical Starting Materials for the Argos Product, the cell lines for the Argos Product and the master cell bank for the Argos Product, the Labeling and trademarks associated therewith, and/or the Production Process developed by CELLSCRIPT therefor as a result of performance of its obligations under this Agreement and the PWA, and, subject to the definitions of and limitations of this Agreement, including all Intellectual Property rights therein (collectively, and including Argos Technology Inventions described in Section 12.1(c) below, “Argos’ Intellectual Property”). Neither CELLSCRIPT nor any Third Party shall acquire any right, title or interest in Argos’ Intellectual Property by virtue of this Agreement or otherwise.

(c)                Subject to and without limiting the generality of Section 12.1(a) and the definitions in this Agreement, Argos shall own all rights in and title to the Argos’ Intellectual Property, Argos Technology, Critical Starting Materials for the Argos Product, and the Argos Product itself (including any and all improved or enhanced versions, derivatives or variants that are created from any of the foregoing materials by either Party as a result of performance of the Services according to this Agreement and/or the PWA or a Quality Agreement) and all Inventions that comprise or otherwise specifically relate to the Argos Technology, Critical Starting Materials for the Argos Product or the Argos Product (collectively, “Argos Technology Inventions”) shall be solely owned by, and subject to use and exploitation by Argos, without a duty to account to CELLSCRIPT irrespective of whether said Argos Technology Inventions are made by Argos or by CELLSCRIPT in the performance of the Services according to this Agreement and the PWA, including if said Services are performed by CELLSCRIPT jointly with Argos. For the avoidance of doubt, Argos shall not, without a separate written license from CELLSCRIPT, acquire any ownership of or any right to use any Intellectual Property of CELLSCRIPT that existed prior to the Effective Date of this Agreement, whether or not said Intellectual Property of CELLSCRIPT is or could specifically and directly be applied to, related to or used with Argos Information and Materials.

(d)                  Subject to and wthout limiting the generality of Section 12.1(a) and the definitions in this Agreement, CELLSCRIPT shall own all rights in and title to CELLSCRIPT’s Intellectual Property, CELLSCRIPT Technology, and CELLSCRIPT’s Kits and enzymes and materials and methods pertaining thereto, including any and all improved or enhanced versions, derivatives or variants of any thereof. All Inventions that comprise the CELLSCRIPT Technology, CELLSCRIPT’s Kits and the enzymes, materials and methods pertaining thereto, including any and all improved or enhanced versions, derivatives or variants thereof (collectively, “CELLSCRIPT Technology Inventions”) shall be solely owned by, and subject to use and exploitation by CELLSCRIPT, without a duty to account to Argos, irrespective of whether said CELLSCRIPT Technology Inventions are made by CELLSCRIPT concurrent with or incidental to its performance of its obligations under this Agreement or the PWA. For the avoidance of doubt, Argos shall not receive any right, title or interest in any intellectual property covered by a patent or license owned by or granted to CELLSCRIPT unless such right title or interest is explicitly and specifically granted to Argos by CELLSCRIPT in a separate written license agreement between the Parties and subject to the terms thereof. For the avoidance of doubt, CELLSCRIPT shall not, without a separate written license from Argos, acquire any ownership of or any right to use any Intellectual Property of Argos that existed prior to the Effective Date of this Agreement, whether or not said Intellectual Property of Argos is or could specifically and directly be applied to, related to or used with CELLSCRIPT Information and Materials.

(e)                  The Services are a work for hire. Argos shall own the rights to the Production Process developed in the performance of the Services. Notwithstanding the foregoing, CELLSCRIPT shall retain ownership to Kits and methods used in the Production Process and shall have the right to use processes that are the same or similar to the Production Process for manufacturing products or materials other than the Argos Product or Critical Starting Materials for the Argos Product for itself or Third Parties.

12.2 Individually Owned Inventions: Subject to Section 12.1, all Inventions which are conceived, reduced to practice, or created solely by one Party during the Term of this Agreement and which do not apply or relate specifically and directly only to the Argos Product and/or Critical Starting Materials for the Argos Product or to a Party’s explicit written obligations under this Agreement or the PWA shall be solely owned and subject to use, exploitation, licensing and commercialization by the inventing Party without a duty to account to the other Party.

12.3 Jointly Owned Inventions: Subject to and except as otherwise provided under Section 12.1, all Inventions which are conceived, reduced to practice, or created jointly by the Parties and/or their respective employees or agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such Inventions) in the course of the performance of or resulting from this Agreement shall be owned jointly by the Parties, and each Party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation or duty of accounting to the other Party. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions and to equally share the cost of such filing and prosecution. In the event a Party does not wish to pay its share of expenses, it shall, and does hereby assign, all of its right, title and interest in such Invention to the other Party, provided however, that the assignee of said right, title and interest shall and does hereby grant to the Party that assigns said right title and interest and its Affiliates an irrevocable paid-up worldwide license under any patent application or patent claiming said Inventions.

12.4 Disclaimer: Except as otherwise expressly and specifically provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other Party of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

12.5 Rights in Inventions: The Party or Parties owning any Invention shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Invention, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the Party or Parties owning said Invention. Each Party will cooperate with the other Party in the filing, prosecution and maintenance of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

12.6 Confidentiality of Inventions: Inventions shall be deemed to be the Confidential Information of the Party or Parties owning such Inventions. Any disclosure of an Invention by one Party to the other under the provisions of this Article 12 shall be treated as the Confidential Information of the owner(s) of the Invention under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

12.7 No Employee or Agent: The Parties agree that, for purposes of this Article 12, neither Party shall be considered an “employee” or “agent” of the other Party.

12.8 License to CELLSCRIPT: Argos grants to CELLSCRIPT a non-exclusive, revocable sublicense under [**] U.S. patents [**] and any other U.S. patents assigned to [**] that claim priority to any of the foregoing or from U.S. Patent Application Ser. No. [**] or U.S. Patent Application Ser. No. [**], solely to perform the Services and supply Argos, Argos’ Affiliates and Argos’ contract manufacturers with the Argos Product and Critical Starting Materials for the Argos Product.

12.9 License to Argos: Subject to Argos’ payments of the amounts due under Section 2.3 and, if purchased from CELLSCRIPT, the amounts due under Section 3.8, CELLSCRIPT grants to Argos an irrevocable paid-up worldwide license, with the right to sublicense, the CELLSCRIPT methods incorporated into the Production Process solely for the purpose of making, having made, using, importing, offering for sale and selling the Argos Product and Critical Starting Materials for the Argos Product in accordance with the definitions and terms of this Agreement.

13	REPRESENTATIONS AND WARRANTIES.

13.1 Mutual Representations: Each Party hereby represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) subject to the execution of this Agreement by such Party, this Agreement has been duly executed and constitutes the legal, valid and binding obligation of such Party, (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound, and (e) it is not currently a party to, and during the term of this Agreement will not enter into, any agreements that are inconsistent with its obligations under this Agreement.

13.2 CELLSCRIPT Warranties. CELLSCRIPT represents and warrants as follows:

(a) Kits shall be manufactured in accordance with the CELLSCRIPT’s specifications and cGMP and the Argos Product shall be Produced in accordance with the Specifications as described in this Agreement and the PWA and cGMP.

(b) The Production activities performed by CELLSCRIPT have been and shall be performed in compliance with the requirements of all applicable material Legal Requirements; and provided, further, that this Section 13.2(b) shall not imply and CELLSCRIPT expressly disclaims any warranty by or from CELLSCRIPT regarding the activities performed by Argos or performed by Third Parties on behalf of Argos, including Legal Requirements that apply to Argos’ or such Third Parties’ packaging, labeling or use of a Supplied Product or to Argos’ or such Third Parties’ designs, formulations, specifications, clinical or preclinical testing, use or marketing of Argos’ vaccine products.

(c) When delivered to Argos, Kits shall conform to CELLSCRIPT’s specifications and the Argos Product shall conform to the Specifications, all Legal Requirements, including without limitation, cGMP, the terms of this Agreement and the Quality Agreement, and Kits and the Argos Product shall not be misbranded or adulterated within the meaning of any applicable Legal Requirement; provided, however, that, with respect to the Argos Product and the requirement that it conform to the Specifications and cGMP that result from development or engineering runs, CELLSCRIPT represents and warrants that said Argos Product has been and, unless otherwise disclosed, shall be Produced in accordance with agreed initial target process Specifications and those portions of cGMP which are expressly made applicable to the development or engineering runs in the PWA.

(d) Kits and the Argos Product transferred in accordance with the terms of this Agreement shall be free and clear of any liens or encumbrances of any kind.

(e)               CELLSCRIPT has obtained or will obtain and will maintain, and will remain in compliance with during the Term, all permits, licenses and other authorizations which are required under federal, state and local Legal Requirements applicable to the Services and Production performed in accordance with the terms of this Agreement (the “CELLSCRIPT Permits”); provided, however, for clarity, the Parties acknowledge that CELLSCRIPT shall have no obligation to obtain Permits relating to the packaging, labeling sale or use of Kits or the Argos Product except for any Permits that may be required for: (i) the sale of the Argos Product by CELLSCRIPT to Argos or its Licensees under this Agreement for their internal use in manufacturing vaccine products. CELLSCRIPT shall maintain its Facility in accordance with cGMP and other applicable Legal Requirements that are appropriate for the intended Products and Product uses.

(f)                 CELLSCRIPT has not been debarred, disqualified or banned by any governmental or Regulatory Authority, and covenants that it will not knowingly employ or contract with any person or entity that has been so debarred, disqualified or banned to perform any services under this Agreement or who is not properly qualified by directly applicable training, experience and supervision to carry out the tasks they are assigned in connection with this Agreement. CELLSCRIPT shall promptly notify Argos if it becomes aware of any debarment, disqualification or banishment.

(g)                CELLSCRIPT warrants that it has, and shall maintain during the term of this Agreement, the necessary capabilities and facilities as shall be required for cGMP manufacturing of CELLSCRIPT’s Kits and the Argos Product in the United States of America, and will obtain, develop or construct such other capabilities and facilities as shall be required in order to meet Argos’ needs for CELLSCRIPT’s Kits and for the Argos Product for commercial manufacturing of all of Argos’ Arcelis® patient-specific autologous vaccines in the Applicable Jurisdictions.

13.3 Argos Warranties. Argos represents and warrants as follows:

(a)                Argos has the right to give CELLSCRIPT any information provided by Argos hereunder, and that CELLSCRIPT has the right to use such information for the Production of Argos Product.

(b)               Argos has no knowledge of any patents or other intellectual property rights that would be infringed or misappropriated by CELLSCRIPT’s Production of the Argos Product under and in accordance with this Agreement, the PWA or a Quality Agreement, or of any proprietary rights of Third Parties which would be violated by CELLSCRIPT’s Production of the Argos Product under and in accordance with this Agreement.

(c)                Argos has obtained or will obtain, prior to use of the Argos Product Produced by CELLSCRIPT for manufacturing any product (such as but not limited to Arcelis® autologous vaccine products) in humans for a clinical trial or any therapeutic use post-approval by the FDA or another regulatory agency, and will maintain, and will remain in compliance with all permits, licenses and other authorizations which are required under regional, federal, state and local Legal Requirements applicable to said human therapeutic use (the “Argos Permits”).

13.4 Disclaimer of Warranties: Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.	LIMITATIONS OF LIABILITY AND WAIVER OF SUBROGATION.

14.1 Limitation of Liability:

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE OR PROFITS, OR ANY INDIRECT, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES WHICH ARISE OUT OF OR ARE RELATED TO THIS AGREEMENT (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), INCLUDING BUT NOT LIMITED TO CONSEQUENTIAL DAMAGES WHICH CONSIST OF THE COST OF A RECALL (EXCEPT AS SET FORTH IN ARTICLE 8), AND ALSO INCLUDING, BUT NOT LIMITED TO, CONSEQUENTIAL DAMAGES WHICH ARISE OUT OF OR ARE RELATED TO THE PRODUCTION AND DELIVERY OR NON-DELIVERY OF ARGOS PRODUCT UNDER THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT. THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO OBLIGATIONS AND CLAIMS ARISING UNDER ARTICLE 15 (INDEMNIFICATION), OR IN THE EVENT OF BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY, NON-DISCLOSURE OR NON-USE, OR A PARTY’S MISUSE OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR CRIMINAL CONDUCT.

14.2 Waiver of Property Claims: Except for Argos Information and Materials, Critical Starting Materials for the Argos Product and the Argos Product, all materials and equipment used by CELLSCRIPT in the Production of the Argos Product (collectively, “CELLSCRIPT Property”) shall at all times remain the property of CELLSCRIPT. CELLSCRIPT assumes risk of loss for the CELLSCRIPT Property and for all Argos Information and Materials (upon delivery to CELLSCRIPT), and assumes risk of loss of Supplied Products until delivery as set forth in Section 3.5. CELLSCRIPT hereby waives any and all rights of recovery against Argos and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to CELLSCRIPT Property. Argos assumes all risk of loss for all Argos Information and Materials until delivery to CELLSCRIPT, and assumes risk of loss of all Supplied Products upon delivery as set forth in Section 3.5.

14.3 Waiver of Development Claims: If CELLSCRIPT makes recommendations to Argos regarding the development of the Argos Product, CELLSCRIPT represents and warrants only that it will use reasonable care in making such recommendations as they relate to development studies, formulation development, primary packaging development and manufacturing process development. CELLSCRIPT makes no other representation or warranty with respect to such recommendations provided by CELLSCRIPT.

15	INDEMNIFICATION.

15.1 Argos Indemnification: Argos hereby agrees to defend, indemnify and hold harmless CELLSCRIPT and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, a “CELLSCRIPT Indemnitee”) from and against any claim (a “Claim”) against a CELLSCRIPT Indemnitee made by a Third Party, for all losses (“Losses”), to the extent arising or resulting from:

(a) Argos’ manufacturing, storage, promotion, labeling, marketing, distribution, use or sale of an Arcelis® autologous vaccine or other product made by or for Argos using Argos Product Produced by CELLSCRIPT or one or more of CELLSCRIPT’s Kits;

(b) Argos’ use of any recommendations of CELLSCRIPT pursuant to Section 14.3;

(c) the gross negligence or willful misconduct of an Argos Indemnitee;

(d) Argos’ breach of this Agreement, any PWA, or Quality Agreement;

(e) any claim of any kind, including but not limited to any claim of harm or death by any Third Party due to or related to an Arcelis autologous vaccine or other product of Argos or any Designated Recipient of Argos that is manufactured by or for Argos or an Argos Affiliate using a Kit or Argos Product Produced by CELLSCRIPT;

(f) CELLSCRIPT’s export of the Argos Product to Argos or to any Designated Recipient of Argos that is located at an address outside of the United States;

except to the extent any such Claim(s) or Loss(es) from any of (a) through (f) of this Section 15.1 arise or result from the gross negligence or willful misconduct of any of the CELLSCRIPT Indemnitees or CELLSCRIPT’s breach of this Agreement, the PWA, or any Quality Agreement.

15.2 CELLSCRIPT Indemnification: CELLSCRIPT hereby agrees to defend, indemnify and hold harmless Argos and its Affiliates and Designated Recipients and their respective directors, officers, employees, subcontractors and agents (each, an “Argos Indemnitee”) from and against any and all Claims against an Argos Indemnitee made by a Third Party for Losses, to the extent arising or resulting from:

(a) the gross negligence or willful misconduct of CELLSCRIPT in the Production or supply of the Argos Product or Critical Starting Materials for the Argos Product to Argos or its Designated Recipients;

(b) the gross negligence or willful misconduct of CELLSCRIPT in the manufacture or supply of CELLSCRIPT’s Kits to Argos;

(c) CELLSCRIPT’s breach of this Agreement, any PWA, or Quality Agreement;

except to the extent any such Claims or Loss(es) from any of (a) through (c) of this Section 15.2 arise or result from the gross negligence or willful misconduct of any of the Argos Indemnitees, or from Argos’ breach of this Agreement, the PWA, or any Quality Agreement.

15.3 Indemnitee Obligations: A Party (the “Indemnitee”) that intends to make a claim for indemnification under this Article 15 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights, or impose any obligations on an Indemnitee without the Indemnitee’s prior written consent. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 15. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

16	INSURANCE.

16.1 Argos Insurance: Beginning on the Effective Date and extending until [**] years after the last treatment date of a human subject with an Arcelis™ autologous vaccine or other product made by or for Argos using the Argos Product Produced by CELLSCRIPT and purchased by Argos under this Agreement, Argos shall procure and maintain insurance policies (the “Argos Insurance”) for the following minimum coverages with respect to personal injury, bodily injury, property damage and such other liability risks as Argos believes necessary or desirable by Argos in view of its manufacture, offer for sale, sale of its Arcelis® autologous vaccines or other products made by or for Argos using the Argos Product Produced by CELLSCRIPT under this Agreement and purchased by Argos under this Agreement for therapeutic use in treating human subjects:

(a) comprehensive general liability insurance, including broad form and contractual liability that includes personal and bodily injury, in a minimum amount of [**] U.S. Dollars ($[**]) combined single limit per occurrence and in the aggregate;

(b) product liability insurance, including coverage for personal and bodily injury, in a minimum amount of [**] U.S. Dollars ($[**]) combined single limit per occurrence and in the aggregate.

The required minimum amounts of insurance do not constitute a limitation on Argos’ liability or indemnification obligations to CELLSCRIPT under this Agreement.

16.2 CELLSCRIPT Insurance: CELLSCRIPT shall procure and maintain from the Effective Date through the date that is [**] years after the expiration date of CELLSCRIPT’s Kits and all Argos Product Produced under this Agreement the following insurance:

(a) comprehensive general liability insurance, including broad form and contractual liability that includes personal and bodily injury, in a minimum amount of [**] U.S. Dollars ($[**]) combined single limit per occurrence and in the aggregate; and

(b) product liability insurance, including coverage for personal and bodily injury, in a minimum amount of [**] U.S. Dollars ($[**]) combined single limit per occurrence and in the aggregate.

16.3 Other Insurance Requirements: The policies of insurance required by Section 16.1 and 16.2 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name the other Party as an additional insured. Each Party shall deliver to the other Party a certificate of Insurance and endorsement of additional insured to the other Party evidencing such coverage within [**] days after the Effective Date and the commencement of each policy period and any renewal periods. Each Party will notify the other Party in writing at least [**] days prior to the cancellation or material change in coverage. If a Party fails to furnish such certificates or endorsements, or if at any time during the Term the other Party is notified of the cancellation or lapse of the such Insurance, and if such Party fails to rectify the same within [**] days after notice, the other Party, at its option, may terminate this Agreement. Any deductible and/or self -insurance retention shall be the sole responsibility of the insuring Party.

17	GENERAL PROVISIONS.

17.1 Notices: Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier (charges prepaid) confirmed thereafter by any of the foregoing, to the Party to be notified at its address given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the actual delivery thereof at the address designated in accordance with this paragraph.

If to CELLSCRIPT:

Gary A. Dahl, President & CEO                 Phone: [**]

CELLSCRIPT, LLC                                       E-mail: [**]

726 Post Road

Madison, Wisconsin 53713

If to Argos:

Jeff Abbey, CEO                                           Phone: [**]

Argos Therapeutics, Inc.

4233 Technology Drive

Durham, North Carolina 27704

17.2 Entire Agreement; Amendment: The Parties hereto acknowledge that this Agreement, including any Appendices hereto and the PWA incorporated into this Agreement, together with the Quality Agreement, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both Parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

17.3 Waiver: None of the provisions of this Agreement shall be considered waived by any Party hereto unless such waiver is agreed to, in writing, by an authorized agent of the waiving Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any Party hereto.

17.4 Assignment: This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided however that either Party may assign this Agreement, in whole, without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party (or all or substantially all of the assets of such Party related to one or more particular products) to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 17.4 shall be null and void. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates. A Party shall promptly notify the other Party prior to a change in its control or an anticipated assignment or transfer of this Agreement, unless such notification is prohibited by contract or law. In the event of consent by Argos to a change in control of CELLSCRIPT wherein Argos does not wish to consent to the assignment or transfer of this Agreement to a Third Party, Argos shall so notify CELLSCRIPT, and at Argos’ request, CELLSCRIPT shall promptly transfer to Argos or its designee the Process for Production of the Argos Product and Critical Starting Materials for the Argos Product in accordance with Section 5.6. In the event of consent by CELLSCRIPT to a change in control of Argos wherein CELLSCRIPT does not wish to consent to the assignment or transfer of this Agreement to a Third Party, CELLSCRIPT shall so notify Argos, and, in accordance with Section 5.6, CELLSCRIPT shall promptly transfer to Argos or its designee the Process for Production of the Argos Product and Critical Starting Materials for the Argos Product.

17.5 Taxes: Except as otherwise set forth in this Agreement, Argos shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Argos Product to Argos pursuant to this Agreement or the sale or distribution of Argos Product by Argos (or at Argos’ sole expense, defend against the imposition of such taxes and expenses). CELLSCRIPT shall notify Argos of any such taxes that any governmental authority is seeking to collect from CELLSCRIPT, and Argos may assume the defense thereof in CELLSCRIPT’s name, if necessary, and CELLSCRIPT agrees to fully cooperate in such defense to the extent of the capacity of CELLSCRIPT, at Argos’ expense. CELLSCRIPT shall pay all other national, state, municipal or other taxes on the fees payable and expenses reimbursable under this Agreement, including on the income resulting from the sale by CELLSCRIPT of the Argos Product to Argos under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

17.6 Independent Contractor: CELLSCRIPT is and shall act as an independent contractor for Argos in providing the services required hereunder and is not and shall not be considered an agent of, partner of, or joint venturer with, Argos. Unless otherwise provided herein to the contrary, CELLSCRIPT shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities or Regulatory Authorities.

17.7 Governing Law; Limitations: This Agreement is being delivered and executed in the State of New York. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of New York, without regard to the principles of conflicts of laws.

17.8 Dispute Resolution:

17.8.1 The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement which relates to a Party’s rights and/or obligations hereunder. If such a dispute occurs, resolution shall be attempted by good faith negotiations. If the Parties are not able to resolve such dispute within a [**] day period, or such other period of time as the Parties may mutually agree in writing, any dispute initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party. Any such arbitration shall be conducted pursuant to the prevailing rules of the American Arbitration Association pursuant to the Commercial Arbitration Rule. Any such arbitration shall be held in New York, New York. Such arbitration shall be conducted by a single arbitrator and the arbitrator shall be either mutually acceptable or, if the parties cannot agree on an arbitrator within [**] days after the matter is referred to arbitration, the single arbitrator shall be a person selected by the applicable rules. The arbitrator shall be a person knowledgeable as to the subject matter of this Agreement who is not employed by, or has a financial relationship with, a Party or any of its Affiliates. The arbitration award rendered pursuant to this provision shall be binding on the parties and enforceable by any court having jurisdiction. Unless otherwise provided for in the arbitral award, each Party shall be responsible for its own attorneys’ fees and costs incurred in connection with the arbitration. Unless otherwise determined by the arbitrator, each Party shall pay an equal share of the fees and costs of the arbitrator.

17.8.2 Notwithstanding anything in this Article 17 seemingly to the contrary, either Party may seek injunctive relief from a court of competent jurisdiction to prevent or limit damage to that Party’s Intellectual Property.

17.9 Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

17.10 Preference: Unless otherwise specifically provided to the contrary in any exhibit or schedule to this Agreement, in the event of a conflict between the main body of this Agreement and the exhibits and schedules hereto, the terms of the main body of this Agreement shall control. In addition, unless otherwise specifically provided to the contrary in the Quality Agreement, in the event of a conflict between this Agreement and the Quality Agreement, the terms of this Agreement shall control.

17.11 Headings; Construction: The headings in this Agreement, the PWA, and a Quality Agreement, and any attachments thereto, are for convenience of reference only and shall not affect its interpretation. Unless the context clearly indicates otherwise, singular references in this Agreement, the PWA, the Quality Agreement, and any attachments thereto, shall include the plural and vice versa, and the terms “include” and “including” mean including without limitation.

17.12 Counterparts; Facsimile Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. This Agreement shall be effective upon full execution, and a signature transmitted via a pdf attachment or other electronic means shall be deemed to be and shall be as effective as an original signature.

17.13 Retroactive Effect: Work under the PWA began in March 2014, however prior to the execution of this Agreement, the Parties were operating without a definitive agreement. Accordingly, all rights and obligations under this Agreement shall be retroactive to March 1, 2014.

REMAINDER OF PAGE LEFT BLANK.

IN WITNESS WHEREOF, the Parties hereto have each caused this Master Process Development and Supply Agreement to be executed by their duly authorized representatives.

CELLSCRIPT, LLC

By: __/s/ Gary A. Dahl_________________	By: _/s/ Jerome Jendrisak____________
Gary A. Dahl, Member	Jerome Jendrisak, Member

Date: _Dec. 21, 2015__________________	Date: ___12-21-15__________________

Argos Therapeutics, Inc.

By: __/s/ Jeffrey Abbey_____________
Jeffrey Abbey, CEO

Date: _Dec 22, 2015________________

14-145

EXHIBIT A

CELLSCRIPT Representations and Warranties

CELLSCRIPT Representations and Warranties

CELLSCRIPT, LLC (“CELLSCRIPT”) hereby represents and warrants, as of the date set forth below, that, except as otherwise disclosed by CELLSCRIPT in writing to Argos:

(a) Company Information. CELLSCRIPT, its representatives and its advisors (i) have been furnished with all materials relating to the business, finances and operations of Argos that have been requested by CELLSCRIPT, and (ii) have been afforded the opportunity to ask questions of and receive answers from the Argos regarding Argos and its business. CELLSCRIPT has sought such accounting, legal, tax and investment advice as it has considered necessary to make an informed decision with respect to its acquisition of the shares and understands that Argos is not providing any accounting, legal, tax or investment advice.

(b) Experience of CELLSCRIPT; Risks of Purchase. CELLSCRIPT, either alone or together with its representative(s) (as defined in Rule 501 of Regulation D, as amended, under the Securities Act of 1933, as amended (the “Securities Act”)), has such knowledge and experience in financial and business matters that CELLSCRIPT is capable of evaluating the merits and risks of the purchase of the shares, and CELLSCRIPT understands that its purchase of the Securities involves a high degree of risk. CELLSCRIPT (i) has so evaluated the merits and risks of such purchase, (ii) is able to bear the economic risk of such purchase, (iii) is able to hold the shares for an indefinite period of time, and (iv) at the present time, can afford a complete loss of its purchase of the shares.

(c) CELLSCRIPT Status. CELLSCRIPT was, is and will be an “accredited investor” as defined in Rule 501 of Regulation D, as amended, under the Securities Act (i) as of the time CELLSCRIPT was offered the shares, (ii) upon execution of this document, and (iii) on each date on which it receives shares. CELLSCRIPT is not, and is not required to be, registered as a broker-dealer under Section 15 of the Exchange Act of 1934, as amended (the “Exchange Act”).

(d) Investment Intent. CELLSCRIPT is purchasing the shares for its own account and not with a view to, or for offer or resale in connection with, the public sale or distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and has no direct or indirect arrangement or understandings with any other person to distribute such shares in violation of the Securities Act or such state or foreign securities laws. CELLSCRIPT is acquiring the shares in the ordinary course of its business.

(e) General Solicitation. CELLSCRIPT is not purchasing the shares as a result of any advertisement, article, notice or other communication regarding the shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Brokers and Finders. CELLSCRIPT has not engaged a placement agent or broker in connection with the transactions contemplated hereby, and to CELLSCRIPT’s knowledge, CELLSCRIPT has taken no action which would give rise to any claim by any person for any commissions, broker’s fee, finder's fee or similar fee payable by Argos to any person in connection with or resulting from the issuance of the shares.

CELLSCRIPT Acknowledgments.

CELLSCRIPT hereby acknowledges and understands, as of the date of execution of this document, that:

(a) Reliance on Exemptions. The shares are being offered and sold to CELLSCRIPT in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws, and Argos is relying in part upon the truth and accuracy of, and CELLSCRIPT’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of CELLSCRIPT set forth herein in order to determine the availability of such exemptions and the eligibility of CELLSCRIPT to acquire the shares.

(b) No Governmental Review. No United States federal or state agency or any other government or governmental agency or authority has (i) reviewed, passed on or made any recommendation or endorsement of the shares or the fairness or suitability of the investment in or purchase of the shares, or (ii) passed upon or endorsed the merits of the offering.

(c) Restricted Securities. The offering and shares have not been registered under the Securities Act or applicable state securities laws, and therefore the shares constitute “restricted securities” as defined in Rule 144 under the Securities Act and may be resold without registration under the Securities Act only in certain limited circumstances

CELLSCRIPT, LLC

By: ______________________
Name: ____________________
Title: _____________________
Date: _____________________